Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT (the “Amendment”) to the Employment Agreement (as defined below) is made this 25th day of October 2021, by and between MKS Instruments, Inc., a Massachusetts Corporation (“MKS”), and James A. Schreiner (“Employee”).

WHEREAS, MKS and Employee are parties to an employment agreement dated September 16, 2019 (the “Employment Agreement”); and

WHEREAS, pursuant to Section 13 of the Employment Agreement, MKS and Employee wish to modify certain provisions of the Employment Agreement relating to Employee’s job title, base salary and terms of severance and to document Employee’s eligibility to earn an expatriate service bonus, in each case as described herein.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt whereof are hereby acknowledged, the parties agree as follows:

1.	Effective as of the closing date of the acquisition of Atotech Limited by MKS (the “Closing Date”), Section 1 to the Employment Agreement is deleted and replaced with the following:

Employment. The Company is employing Employee on an at-will basis in the position of Senior Vice President and Chief Operating Officer of the Atotech Division of the Company. Employee agrees to comply with the Company’s policies.

2.	Effective as of the Closing Date, Section 4(a) to the Employment Agreement is deleted and replaced with the following:

Base Salary. The Company will pay Employee base salary at the rate of $465,000 (the “Base Salary”), in accordance with the Company’s normal payroll practices. The Company may review and adjust the amount of the Base Salary from time to time in its sole discretion.

3.	Effective as of the Closing Date, a new Section 4(g) is added to the Employment Agreement as follows:

Expatriate Service Bonus. Within thirty days following Employee’s return to the United States following the completion of Employee’s two-year term of expatriate service (or such longer term of service as may be mutually agreed by the Company and Employee following the date hereof) as the Senior Vice President and Chief Operating Officer of the Atotech Division of the Company, Employee shall receive an expatriate service bonus in an amount equal to $500,000, which bonus shall be paid in a single lump sum. For the avoidance of doubt, this Expatriate Service Bonus shall become payable only after Employee has completed at least two years of the expatriate assignment and shall not be payable to Employee upon an earlier return by him to employment in the United States, unless the Company directed that he return in less than two years.

4.	Effective as of the Closing Date, Section 6(f) to the Employment Agreement is deleted and replaced with the following:

Eligibility for Enhanced Severance Compensation. Employee will become eligible for the “Enhanced Severance Compensation,” as described below, instead of Ordinary Severance Compensation under Section 6(d) and (e) above or under any other program or policy of the Company, if and only if all of the following conditions are satisfied: (i) (A) the Company terminates Employee’s employment without “Cause” (as defined below) or Employee resigns for “Good Reason” (as defined below) and the Employment End Date is within 24 months after the effective date of a Change in Control (as defined below) or (B) Employee resigns for Expatriate Service Good Reason (as defined below); (ii) Employee has complied with and continues to comply with all of Employee’s obligations under this Employment Agreement and the Confidential Information Agreement; and (iii) Employee executes, provides to the Company within 45 days after the Employment End Date and does not thereafter revoke or attempt to revoke, a General Release Agreement, as defined above. The Company’s good-faith determination that one or more of the conditions listed above has not been satisfied will be binding and conclusive.

5.	Effective as of the date of this Amendment, the following paragraph shall be added to the Employment Agreement as Section 6(l):

“Expatriate Service Good Reason.” “Expatriate Service Good Reason” for Employee to resign will exist if, without Employee’s express written consent, the Company fails to return Employee to the position of Senior Vice President and Chief Operating Officer of the Company or a position of at least substantially similar duties and authority within six months after his return to the United States following the completion of Employee’s two-year term of expatriate service (or such longer term of service as may be mutually agreed by the Company and Employee following the date hereof) as the Senior Vice President and Chief Operating Officer of the Atotech Division of the Company, which failure the Company and Employee agree would constitute a material reduction of Employee’s position, duties or responsibilities. Notwithstanding the foregoing, the action described above will not constitute Good Reason unless: (A) Employee, within 30 days after he or she learns, or with reasonable diligence should have learned, of such action, delivers to the Company written notice identifying the action as Expatriate Service Good Reason and demanding its correction; (B) the Company fails to correct such event within 30 days after receipt of such notice; and (C) Employee resigns for Expatriate Service Good Reason within 90 days after the date Employee learned, or with reasonable diligence should have learned, of such action. For the avoidance of doubt, this Expatriate Service Good Reason is available only after Employee has completed at least two years of the expatriate assignment and does not apply upon an earlier return by him to employment in the United States, unless the Company directed that he return in less than two years.

6.	Except as modified in paragraphs 1-5 above, the Employment Agreement remains unchanged.

In witness whereof, the parties hereto have executed, in the Commonwealth of Massachusetts, this Amendment as a sealed instrument, as of the day, month and year first written above.

MKS INSTRUMENTS, INC.

By:	/s/ Jennifer J. Reilly
Name: Jennifer J. Reilly
Title: Senior Vice President,
Chief Human Resources Officer

/s/ James A. Schreiner
James A. Schreiner